Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES FIRST QUARTER RESULTS

MEDWAY, MA, April 24, 2012 – Cybex International, Inc. (NASDAQ: CYBI), a leading U.S. manufacturer of premium exercise equipment, today reported results for its first quarter ended March 31, 2012. Net sales for the first quarter of 2012 increased by 20.2% to $37.3 million compared to $31.0 million for the corresponding 2011 period. The Company reported a net profit for the first quarter of 2012 of $0.5 million, or $0.03 per diluted share, compared to a net profit for the first quarter of 2011 of $0.4 million or $0.02 per diluted share. Included in the results were charges of $93,000 and $356,000 for 2012 and 2011, respectively, related to the Barnhard v. Cybex International, Inc. product liability suit. As previously reported, a settlement of this litigation was consummated during the first quarter of 2012.

Cybex Chairman and CEO John Aglialoro stated, “We were pleased with revenue growth in Q1, which was strong in all markets. Led by sales of our new treadmill models, the 770T and 625T, the new products introduced during the last six months have been well received by our customers. While optimistic for the long-term, we are experiencing a degree of sluggishness in Q2 orders, which we believe reflects the general economic uncertainty both in the USA and internationally.”

Cybex President and COO Art Hicks stated, “Gross margins were lower than 2011 as expected, due to product mix and to higher initial costs of the new products. We expect to be able to lower the costs of these products in the second half of 2012.”

The Company will host a conference call today, Tuesday, April 24, 2012, at 4:30 p.m. ET to discuss first quarter financial results and answer questions from the investor audience. Those who wish to participate may dial toll-free (877) 397-0272 from the U.S. or (719) 325-4778 for international callers. A live webcast of the conference call will also be available on the Company’s website at www.cybexintl.com in the About Cybex, Press section. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available starting today at 7:30 p.m. ET and lasting through Friday, May 4, 2012 by dialing (877) 870-5176 from the U.S. or (858) 384-5517 for international callers. The access code for the replay is 7915143.

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About Cybex

Cybex International, Inc. is a leading manufacturer of premium exercise equipment primarily for commercial use. The Cybex product line, including a full range of strength and cardio training machines, is designed using exercise science to reflect the natural movement of the human body. Led by the Cybex Research Institute, Cybex fitness equipment is engineered to produce optimal results for users from the first-time exerciser to the professional athlete. Cybex designs and builds its products in the USA for a wide range of facilities, from commercial health clubs to home gyms, in more than 85 countries worldwide. For more information on Cybex and its products, visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, the ability of the Company to comply with the terms of its credit facilities, competitive factors, technological and product developments, market demand, economic conditions, and the resolution of litigation involving the Company. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2011, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 12, 2012.

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31, 2012	March 26, 2011

Net sales	$37,259	$31,011
Cost of sales	25,008	19,765

Gross profit	12,251	11,246
As a percentage of sales	32.9%	36.3%
Selling, general and administrative expenses	11,419	10,460
Litigation charge	93	356

Operating income	739	430
Interest expense, net	257	276

Income before income taxes	482	154
Income taxes (benefit)	12	(225)

Net income	$470	$379

Basic and diluted net income per share	$0.03	$0.02

Shares used in computing basic net income per share	17,120	17,120

Shares used in computing diluted net income per share	17,140	17,120

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash	$2,529	$11,958
Accounts receivable, net	19,004	20,251
Inventories	14,352	13,584
Prepaid expenses and other	1,961	2,070
Barnhard litigation related receivable	—	7,561

Total current assets	37,846	55,424
Property and equipment, net	28,139	28,194
Other assets	960	1,025

	$66,945	$84,643

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$2,061	$1,520
Accounts payable	5,198	5,364
Accrued liabilities	11,641	13,674
Barnhard litigation reserve	—	27,004

Total current liabilities	18,900	47,562
Long-term debt	22,348	12,769
Other liabilities	5,367	4,674

Total liabilities	46,615	65,005
Stockholders’equity	20,330	19,638

	$66,945	$84,643

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